NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND EXTENSION OF ITS STOCK BUYBACK PROGRAM

(NEW YORK, NEW YORK) – November 13, 2007 – Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that its Board of Directors had declared a quarterly cash dividend of $0.10 per share on Griffin’s common stock. The dividend is payable on December 5, 2007 to holders of record at the close of business on November 21, 2007. Griffin expects to pay quarterly dividends to its shareholders in future quarters subject to the Board of Directors evaluation of other uses for Griffin’s cash.  “We are pleased to announce that Griffin has declared a dividend on its common stock for the first time, which demonstrates confidence in Griffin’s financial strength and cash generating ability,” said Mike Danziger, Griffin’s President and Chief Executive Officer.

Griffin also announced that its Board of Directors had authorized the extension of its program to repurchase shares of its common stock through December 31, 2008 and increased by 100,000 shares the number of shares that may be repurchased.   Griffin is now authorized to repurchase a total of 137,100 shares of its common stock in private transactions from time to time, dependent upon market conditions. The program may be suspended at any time at management’s discretion. If Griffin repurchases the maximum number of shares currently authorized, the shareholdings of the Cullman and Ernst Group may increase to a majority of Griffin’s outstanding shares.   Griffin has no present plans to elect to be treated as a “controlled company” under the Nasdaq listing rules if the shareholdings of the Cullman and Ernst Group increase to in excess of 50% of Griffin’s total outstanding shares.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.